Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 17, 2010 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 and from September 9, 2003 (date of inception) through December 31, 2009, included in or made part of this Form 10-K, into the Company's previously filed Registration Statements on Forms S-8 (File Nos. 333-129884, 333-134280, 333-142701 and 333-160496) and Forms S-3 (File Nos. 333-129680, 333-134279, 333-141014, 333-161453, 333-162160 and 333-163517).

/s/ Caturano and Company, P.C.

Caturano and Company, P.C.

Boston, Massachusetts
March 17, 2010